Exhibit 2.10

Execution Version

MELCO CROWN ENTERTAINMENT LIMITED

AND

DEUTSCHE BANK AG, HONG KONG BRANCH

AND

CITICORP INTERNATIONAL LIMITED

AND

MERRILL LYNCH INTERNATIONAL

AND

THE ROYAL BANK OF SCOTLAND PLC

SUBSCRIPTION AGREEMENT

RELATING TO RMB2,300,000,000 3.75%

BONDS DUE 2013

THIS AGREEMENT is made on April 29, 2011

BETWEEN

(1)	MELCO CROWN ENTERTAINMENT LIMITED (the “Issuer”);

(2)	DEUTSCHE BANK AG, HONG KONG BRANCH (“Deutsche Bank”);

(3)	CITICORP INTERNATIONAL LIMITED (“Citi”)];

(4)	MERRILL LYNCH INTERNATIONAL (“BofAML”); and

(5)	THE ROYAL BANK OF SCOTLAND PLC (“RBS” and, together with Deutsche Bank, Citi and BofAML, the “Joint Bookrunners”).

WHEREAS

(A)	The Issuer, an exempted company with limited liability incorporated under the laws of the Cayman Islands, has authorised the creation and issue of RMB2,300,000,000 in aggregate principal amount of 3.75% bonds due 2013 (the “Bonds”).

(B)	The Bonds will be in bearer form and in the denomination of RMB250,000 each and integral multiples of RMB10,000 in excess thereof. The Bonds will be represented by a global permanent bond (the “Global Bond”), which will be exchangeable for bonds in definitive form (the “Definitive Bonds”) in the circumstances specified in the Global Bond.

(C)	The Bonds will be offered and sold outside the United States (as defined below) in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

(D)	The Bonds will be constituted by a trust deed (the “Trust Deed”), a draft of which is in the agreed form and to which will be scheduled the forms of the Bonds. The Trust Deed will be made between the Issuer and DB Trustees (Hong Kong) Limited (the “Trustee”) as trustee for the holders of the Bonds from time to time.

(E)	The Issuer will, in relation to the Bonds, enter into a paying agency agreement (the “Agency Agreement”) with Deutsche Bank AG, Hong Kong Branch as the lodging agent with the CMU (as defined herein) (the “CMU Lodging Agent”), Deutsche Bank AG, Hong Kong Branch as the principal paying agent (the “Principal Paying Agent”) and the other paying agents named therein and the Trustee, a draft of which is in the agreed form.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“Affiliate” has the meaning ascribed to such term in Rule 501(b) under the Securities Act.

“Billing and Delivery Agent” means Deutsche Bank;

“business day” means any day (other than a Sunday or a Saturday) on which (i) if the Bonds are lodged with the CMU, the CMU is operating and (ii) commercial banks in Hong Kong settle Renminbi payments;

“Closing Date” means, subject to Clause 8.3 (Postponed closing), May 9, 2011;

“CMU” means the Central Moneymarkets Unit Service operated by the Hong Kong Monetary Authority;

“CMU Main Account” means an account, other than a custody account, within the CMU of a person who has entered into an appropriate membership agreement with the Hong Kong Monetary Authority;

“Conditions” means the terms and conditions of the Bonds as scheduled to the agreed form of the Trust Deed as the same may be modified prior to the Closing Date, and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Event of Default” means one of those circumstances described in Condition 8 (Events of Default);

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Fees and Expenses Letter” means the fees and expenses letter, dated April 29, 2011, agreed among the Issuer and the Joint Bookrunners;

“Final Offering Circular” means the final offering circular dated the date of this Agreement prepared in connection with the Issue;

“Group” means the Issuer and its Subsidiaries;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Issue” means the issue of the Bonds by the Issuer;

“Issue Documents” means the Trust Deed and the Agency Agreement;

“Issue Price” means 100% of the aggregate principal amount of the Bonds;

“Loss” has the meaning ascribed to such term in Clause 6.1 (Indemnity);

“Macau” means the Macau Special Administrative Region of the People’s Republic of China;

“Marketing and Roadshow Materials” means the materials approved by the Issuer and furnished at investor roadshows relating to the Bonds (the “Investor Roadshows”) and any other material approved by the Issuer for use in connection with the marketing of the Bonds;

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, properties, business prospects or results of operations of the Group taken as a whole;

“Material Contracts” means each of (i) the Subconcession Contract dated 8 September 2006 between Wynn Resorts (Macau), S.A. and Melco PBL Gaming (Macau) Limited, previously known as PBL Entertainment (Macau) Limited, a Macau company (“MC Gaming”); (ii) the Senior Secured Term Loan and Revolving Credit Facilities Agreement and the subconcession bank guarantee request letter, dated 1 September 2006, issued by Melco Crown Gaming (Macau) Limited and the bank guarantee number 269/2006, dated 6 September 2006, extended by Banco Nacional Ultramarino, S.A. in favour of the Macau SAR Government at the request of Melco Crown Gaming (Macau) Limited and all finance and security documents related thereto; (iii) the Subordination Deed dated 13 September 2007 between MC Gaming and Others (as Subordinated Creditors), MC Gaming and Others (as Obligors) and DB Trustees (Hong Kong) Limited (as Security Agent); (iv) the Amended and Restated Shareholders’ Deed dated 12 December 2007 between the Issuer, Melco Leisure and Entertainment Group Limited, Melco International Development Limited, PBL Asia Investments Limited and Crown Limited; (v) the Order of the Secretary for Public Works and Transportation No. 20/2006 with respect to the grant by the Macau government of a lease for the Crown Macau property; (vi) the Services and Right to Use Agreement dated 11 May 2007 between New Cotai Entertainment (Macau) Limited, MC Gaming and New Cotai Entertainment, LLC; (vii) the Hotel Taipa Square Right to Use Agreement dated 12 June 2008 between Hotel Taipa Square (Macau) Company Limited and MC Gaming; (viii) the Management Agreement for Grand Hyatt Macau dated 30 August 2008 between Melco Crown COD (GH) Hotel Limited and Hyatt of Macau Ltd.; (ix) the Hotel Trademark License Agreement dated 22 January 2007 between Hard Rock Holdings Limited and Melco Hotels and Resorts (Macau) Limited, as novated to Melco Crown COD (HR) Hotel Limited on August 30, 2008; (x) the Memorabilia Lease (Casino) dated 22 January 2007 between Hard Rock Cafe International (STP), Inc. and MC Gaming; (xi) the Memorabilia Lease (Hotel) dated 22 January 2007 between Hard Rock Café International (STP), Inc. and Melco Hotels and Resorts (Macau) Limited, as novated to Melco Crown COD (HR) Hotel Limited on 30 August 2008; (xii) the Trademark License dated 30 November 2006 between the Issuer and Crown Limited; (xiii) the Trademark License dated 18 August 2008 between the Issuer and MPEL Services Limited; (xiv) the Sponsors Group Shareholder’s Undertaking dated 5 September 2007 between Lawrence Yau Lung Ho, Deutsche Bank AG, Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent), as amended by an Amendment Letter dated 19 November 2007; (xv) the Sponsors Group Shareholder’s Undertaking dated 5 September 2007 between Melco International Development Limited, Melco Leisure and Entertainment Group, Deutsche Bank AG Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xvi) the Sponsors Group Shareholder’s Undertaking dated 13 September 2007 between the Issuer, Melco PBL Investments Limited, Melco PBL Nominee One Limited, Melco PBL Nominee Three Limited, Melco PBL International Limited, Melco PBL Holdings Limited, Deutsche Bank AG, Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xvii) the Sponsors Group Shareholder’s Undertaking dated 11 December 2007 between Crown Entertainment Group Holdings Pty Limited, Crown Limited, PBL Asia Investments Limited, Deutsche Bank AG Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xviii) the Loan Agreement dated 5 September 2007 between MC Gaming and MPEL Investments Limited; (xix) the Loan Agreements dated 15 April 2008, 7 November 2008 and 1 May 2009 between MPEL Investments Limited and MPEL International Limited; (xx) the Loan Agreement, dated 27 March 2007 between the Issuer and Melco Leisure and Entertainment Group Limited, as supplemented by Supplemental Agreements dated 6 September 2007, 30 June 2008, 14 May 2009, 13 November 2009 and 4 May 2010, respectively; (xxi) the Loan Agreement, dated 27 March 2007 between the Issuer and PBL Asia Investments Limited, as supplemented by Supplemental Agreements dated 4 September 2007, 30 June 2008, 14 May 2009, 13 November 2009 and 4 May 2010, respectively; (xxii) the Gaming Promotion Agreement dated 30 March 2009 between MC Gaming, Jin Jun Gaming Promotion Company Limited and Chan Meng Kam as amended by an amendment agreement dated 27 April 2010; (xxiii) the Operating Agreement dated August 29, 2008 between Melco Crown (COD) Developments Limited and DFS Cotai Limitada; (xxiv) the Order of the Secretary for Public Works and Transportation No. 25/2008 with respect to the grant by the Macau SAR of a lease for the City of Dreams property; (xxv) the Public Deed of Sale and Purchase dated 15 August 2008 between MPEL Properties Macau Limited, In Wai Lam, Man Pak Hoi and Companhia de Foment Predial Jun Xuan Internacional Limitada; (xxvi) the Indenture to the US$600 million aggregate principal amount of 10.25% Senior Notes issued by MCE Finance, dated as of May 17, 2010 between MCE Finance Limited and The Bank of New York Mellon (as Trustee and Collateral Agent), the Note Guarantee dated as of May 17, 2010, made by each of the guarantors named therein, in favour of the Trustee, and all finance and security documents related thereto; (xxvii) the Performance Agreement for the House of Dancing Water show performed at the Dancing Water theatre dated 3 November 2010 between COD Theatre Limited and Dragone Macau Limited; (xxviii) the License Agreement for the House of Dancing Water show performed at the Dancing Water theatre dated 3 November 2010 between COD Theatre Limited and Treasure Chest-Comerco Internacional Lda; (xxix) all other agreements filed or required to be filed as exhibits to or incorporated by reference in the Issuer’s annual report on Form 20-F for the year ended 31 December 2010; and (xxx) all amendments, variations, modifications and supplements of the documents referred to in (i) through (xxix) above;

“Offering Circulars” means the Preliminary Offering Circular and the Final Offering Circular;

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“PRC” means the People’s Republic of China;

“Preliminary Offering Circular” means the preliminary offering circular dated April 26, 2011 prepared in connection with the Issue;

“Proportion” means, in respect of any Joint Bookrunner, the proportion set forth opposite its name (and expressed as a percentage) in Schedule 2 (Subscription Amounts);

“Related Party” means, in respect of any person, any Affiliate of that person or any officer, director, employee or agent of that person or any such Affiliate or any person by whom any of them is controlled (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act);

“Relevant Party” has the meaning ascribed to such term in Clause 6.1;

“RMB” denotes the lawful currency for the time being of the PRC;

“Sanctions” includes (i) any United States sanctions issued under the authority of the United States Trading with the Enemy Act, the United States International Emergency Economic Powers Act, or the United States United Nations Participation Act, the Syria Accountability and Lebanese Sovereignty Act and the Comprehensive Iran Sanctions Accountability and Divestment Act of 2010 and any Executive Order, directive, or regulation imposing or implementing sanctions, including the regulations of the United States Treasury Department’s Office of Foreign Assets Control set forth at 31 CFR, Subtitle B, Chapter V, as amended, and any other regulations issued by the Office of Foreign Assets control of the United States Treasury Department and any orders or licenses issued under any of the above, and (ii) sanctions issued by the United Nations Security Council, the European Union or Her Majesty’s Treasury, and any orders or licenses issued under any of the above;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Senior Secured Term Loan and Revolving Credit Facilities Agreement” means the US$1.75 billion Senior Secured Term Loan and Revolving Credit Facilities Agreement dated 5 September 2007 for Melco PBL Gaming (Macau) Limited (as Original Borrower) arranged by Australia and New Zealand Banking Group Limited, Banc of America Securities Asia Limited, Barclays Capital, Deutsche Bank AG, Hong Kong Branch and UBS AG, Hong Kong Branch (as coordinating lead arrangers) with Deutsche Bank AG, Hong Kong Branch (as agent) and DB Trustees (Hong Kong) Limited (acting as security agent), as amended by transfer agreements dated 17 October 2007 and 4 December 2007, a supplemental deed dated 19 November 2007, amendment agreements dated 7 December 2007, 1 September 2008, 1 December 2008 and 10 May 2010, and all finance and security documents related thereto;

“SGX-ST” means the Singapore Exchange Securities Trading Limited;

“Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair saleable value of the assets of such person is greater than the amount that will be required to pay the sum of the stated liabilities and identified contingent liabilities of such person, (iii) such person is able to realise upon its assets and pay its debts and other liabilities (including contingent liabilities) as they mature, (iv) such person does not have unreasonably small capital, and (v) such person is not unable to or has not been deemed to be unable to pay its debts as they fall due;

“Stabilising Manager” means Deutsche Bank AG, Hong Kong Branch; and

“Subsidiary” means as to any person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in “agreed form” means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.	ISSUE OF THE BONDS

2.1	Undertaking to issue

The Issuer undertakes to the Joint Bookrunners that:

2.1.1	Issue of the Bonds

Subject to and in accordance with the provisions of this Agreement, the Bonds will be issued on the Closing Date, in accordance with this Agreement and the Trust Deed.

2.1.2	Issue documentation

It will, on or before the Closing Date, execute, and provide the Joint Bookrunners with an executed copy of, the Issue Documents.

2.2	Undertaking to subscribe

Each Joint Bookrunner, severally and not jointly, undertakes to the Issuer that, subject to and in accordance with the provisions hereof, it will procure subscribers for, or failing which, subscribe for the Bonds in the amount set forth opposite its name in Schedule 2 (Subscription Amounts) on the Closing Date at the Issue Price.

2.3	Issuer’s acknowledgement

The Issuer acknowledges and agrees that the Joint Bookrunners may offer and sell Bonds to or through any affiliate of the Joint Bookrunners and that any such affiliate may offer and sell Bonds purchased by it to or through the Joint Bookrunners and that a Joint Bookrunner or any affiliate of a Joint Bookrunner may purchase Bonds.

2.4	Offering Circulars

The Issuer confirms that it has prepared the Offering Circulars for use in connection with the offering of the Bonds and the listing of the Bonds on the SGX-ST and hereby authorises each Joint Bookrunner and its respective affiliates to distribute copies of the Offering Circulars in connection with the offering and sale of the Bonds subject to and in accordance with the selling restrictions as more particularly described in Schedule 3 (Selling Restrictions) hereto, copies of the Preliminary Offering Circular already having been distributed with the consent of the Issuer.

2.5	Stabilisation

In connection with the issue of the Bonds, the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) may over allot Bonds or effect transactions with a view to supporting the price of the Bonds at a level higher than that which might otherwise prevail, but in so doing, the Stabilising Manager shall act as principal and not as agent of the Issuer. However, there is no assurance that the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the Bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds. Any loss sustained or profit realized as a consequence of any such over-allotment or stabilisation shall be shared pro-rata among the Joint Bookrunners, in proportion to the amount of Bonds subscribed for pursuant to Clause 2.2 (Undertaking to subscribe) or as otherwise agreed by the Joint Bookrunners.

2.6	Agreement among Managers

The Joint Bookrunners agree as between themselves that they will be bound by and will comply with the International Capital Market Association Standard Form Agreement Among Managers version 1 (the “AAM”) as amended in the manner set out below and further agree that references in the AAM to the “Lead Manager” and the “Managers” shall mean the Joint Bookrunners, references to the “Settlement Lead Manager” shall mean Deutsche Bank AG, Hong Kong Branch, and references to the “Stabilising Manager” shall mean Deutsche Bank AG, Hong Kong Branch. The Joint Bookrunners agree as between themselves to amend the AAM as follows:

2.6.1	in clause 1, the phrase “as agent of the Issuer” shall be deemed to be deleted;

2.6.2	references in the AAM to the “Commitments” shall mean, as between the Joint Bookrunners only, the amounts set out in Schedule 2 (Subscription Amounts);

2.6.3	clause 3 shall be amended as follows:

(a)	“if any Manager defaults on its obligation to subscribe the Securities that have been allotted to it for subscription (such a Manager being referred to as a Defaulter, and such Securities, the Default Securities), the other Managers (the Non-defaulting Managers) may, but shall not be obligated to, subscribe the Default Securities. In the event that more than one Non-defaulting Manager wishes to subscribe the Default Securities, the Default Securities shall be allotted for subscription among such Non-defaulting Managers on a pro rata basis in accordance with their respective Commitments, provided that such allocation shall not exceed 10% of such Non-defaulting Manager’s Commitment or such percentage as may be increased with the approval of a majority in interest of the Non-defaulting Managers; and

(b)	any Default Securities subscribed in accordance with this Clause will be subscribed at the selling price. For the avoidance of doubt, commissions that would be payable in respect of the Default Securities to the Defaulter shall instead be paid pro rata to the Non-defaulting Managers subscribing for the Default Securities. In addition, the Defaulter shall pay to such Non-defaulting Managers an amount determined by them in their absolute discretion as being the cost of borrowing the funds necessary to make payment for the Default Securities to the Issuer on the Closing Date and of any other costs associated with the default.”

2.6.4	clause 4(3) shall be deemed to be deleted in its entirety;

2.6.5	clause 6(b) shall be deemed to be deleted in its entirety.

Where there are any inconsistencies between this Agreement and the AAM, the terms of this Agreement shall prevail.

2.7	CMU

Each of the Joint Bookrunners confirms that it is a member of the CMU and will nominate to the CMU Lodging Agent its account with the CMU to which its interest in the Global Bond in respect of any Bonds subscribed by it should be credited. Each of the Joint Bookrunners further confirms that it is aware of and will be bound by the agreements, rules and regulations governing the CMU.

3.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER

3.1	Representations and Warranties by the Issuer

The Issuer represents and warrants to the Joint Bookrunners the representations and warranties as set out in Schedule 1 (Representations and Warranties by the Issuer).

3.2	Change in matters represented

From the period beginning on the date hereof and ending 40 days after the Closing Date (both dates inclusive), the Issuer shall forthwith notify the Joint Bookrunners of any event or circumstance, and shall consult with the Joint Bookrunners with respect thereto, that has or may have rendered, or will or may render, untrue or incorrect in any respect any representation and warranty by the Issuer in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting and take such steps as may be requested by the Joint Bookrunners to remedy and/or publicise the same.

3.3	Representations repeated

The representations and warranties in Schedule 1 (Representations and Warranties by the Issuer) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the Closing Date.

4.	UNDERTAKINGS BY THE ISSUER

4.1	Clear market

From the date of this Agreement to (and including) the date falling 90 days after the Closing Date, neither the Issuer nor any member of the Group shall make any announcements of, or any issue or offering of debt securities (other than the Bonds and the sale or issuance of convertible bonds by either the Company, a parent company or Affiliate of the Company) to the public or through a private placement in connection with which the Issuer or any member of the Group is the borrower, debtor, issuer or guarantor, directly or on their behalf, unless the Issuer has obtained the prior written consent of the Joint Bookrunners. The Issuer represents and warrants that, as at the date hereof and during the 90-day period referred to above, it has not mandated and will not mandate any other party to arrange any issue or offering of debt securities (other than the Bonds) in connection with which it or any member of the Group is, directly or on their behalf, the borrower, debtor, issuer or guarantor.

4.2	Publication and delivery of Offering Circular

The Issuer shall deliver to the Joint Bookrunners, without charge, as promptly as possible hereafter from time to time as many copies of the Offering Circulars as the Joint Bookrunners may reasonably request.

4.3	Supplements

If at any time during the period beginning on the date hereof and ending 40 days after the Closing Date (both dates inclusive) any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Circulars in order that the Offering Circulars not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, or if in the reasonable opinion of the Joint Bookrunners or counsel for the Joint Bookrunners it is otherwise necessary to amend or supplement the Offering Circulars to comply with law, the Issuer will forthwith amend or supplement the Offering Circulars by promptly preparing and furnishing, at its own expense, to each Joint Bookrunner an amendment or amendments of, or a supplement or supplements to, the Offering Circulars (in form and substance satisfactory in the reasonable opinion of counsel for the Joint Bookrunners) so that, as so amended or supplemented, the Offering Circulars will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time the Offering Circulars are delivered to a person procured by a Joint Bookrunner to purchase any Bonds or a subsequent purchaser of the Bonds from a Joint Bookrunner, not misleading or so that the Offering Circulars, as amended or supplemented, will comply with law. The Issuer shall procure that any such amended Offering Circular or supplementary Offering Circular is submitted to the SGX-ST. In addition the Issuer shall deliver, without charge, to the Joint Bookrunners from time to time as many copies of the relevant amended Offering Circular or supplementary Offering Circular as the Joint Bookrunners may reasonably request. The Issuer will not make any amendment or supplement to the Offering Circulars without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed).

4.4	No announcements

From the date of this Agreement to (and including) the Closing Date, the Issuer shall not, without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed), make:

4.4.1	any announcement which would reasonably be expected to have an adverse effect on the marketability of the Bonds or which could be material in the context of the offering and distribution of the Bonds; or

4.4.2	any communication which would reasonably be expected to prejudice the ability of the Joint Bookrunners lawfully to offer or sell the Bonds in accordance with the provisions set out in Schedule 3 (Selling Restrictions), other than as required by law, regulation and/or any applicable listing rules following consultation with the Joint Bookrunners.

4.5	Delivery of the Bonds

The Issuer shall make arrangements satisfactory to the Joint Bookrunners to ensure that the Global Bond and any Definitive Bonds are delivered to the CMU Lodging Agent for authentication in the form required by, and otherwise in accordance with, the Trust Deed and the Agency Agreement and shall co-operate with the Joint Bookrunners to procure clearance of the Bonds through the CMU.

4.6	Listing and trading

The Issuer agrees to use reasonable endeavours to procure that the Bonds are listed on the SGX-ST for as long as any of the Bonds are outstanding. If, however, it is unable to do so, having used such endeavours, or if it determines, in consultation with the Joint Bookrunners, that the maintenance of the listing on the SGX-ST is unduly onerous, the Issuer will instead use reasonable endeavours promptly to obtain and thereafter to maintain a listing for the Bonds on such other stock exchange as is commonly used for the quotation or listing of debt securities as the Issuer may, with approval of the Joint Bookrunners (such approval not to be unreasonably withheld or delayed), decide. The Issuer shall be responsible for any fees incurred in connection therewith.

4.7	Use of proceeds

4.7.1	The Issuer will use the net proceeds received by it from the sale of the Bonds for the purposes set out under “Use of Proceeds” in the Offering Circulars.

4.7.2	None of the Issuer nor any of its Subsidiaries will directly or indirectly use the net proceeds received by it from the sale of the Bonds for any purpose which would violate any Sanctions.

4.8	Reports

For so long as any of the Bonds remain outstanding, the Issuer will furnish to the Joint Bookrunners copies of all documents, reports and other communications (financial or otherwise) related to the Bonds and furnished by the Issuer to the Trustee, the CMU Lodging Agent or the Principal Paying Agent or to the holders of the Bonds, in each case to the extent that such documents, reports and other communications are not otherwise publicly available on the Issuer’s website, provided that notice that such documents, reports and other communications have been furnished to the Trustee, the CMU Lodging Agent or the Principal Paying Agent or to the holders of the Bonds shall be given to the Joint Bookrunners.

4.9	No fiduciary duty

The Issuer acknowledges and agrees that:

4.9.1	The Joint Bookrunners have been retained solely to act as the initial subscribers of the Bonds and that no fiduciary, advisory or agency relationship between the Issuer and the Joint Bookrunners has been created in respect of any of the transactions contemplated by this Agreement, the Preliminary Offering Circular or the Final Offering Circular, irrespective of whether the Joint Bookrunners have advised or are advising the Issuer on other matters.

4.9.2	No legal, accounting, regulatory or tax advice in respect of the offer of the Bonds has been provided by any of the Joint Bookrunners. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Joint Bookrunners shall have no responsibility or liability to the Issuer with respect thereto.

4.9.3	The price of the Bonds set forth in this Agreement was established by the Issuer following discussions and arms-length negotiations with the Joint Bookrunners and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement.

4.9.4	The Issuer has been advised that the Joint Bookrunners and their affiliates are engaged in a broad range of transactions which may involve interests that differ from or conflict with those of the Issuer and that the Joint Bookrunners have no obligation to disclose such interests and transactions to the Issuer by virtue of any fiduciary, advisory or agency relationship.

4.9.5	The Issuer waives, to the fullest extent permitted by law, any claims it may have against the Joint Bookrunners for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Joint Bookrunners shall have no liability (whether direct or indirect) to the Issuer in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer, including stockholders, employees or creditors of the Issuer.

5.	SELLING RESTRICTIONS

Each of the parties to this Agreement represents, warrants and undertakes as set out in Schedule 3 (Selling Restrictions).

6.	INDEMNIFICATION

6.1	Indemnity

The Issuer undertakes to each Joint Bookrunner that if that Joint Bookrunner or any of its affiliates, directors, officers, employees, agents or controlling persons (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, as amended) (together with the Joint Bookrunners, each a “Relevant Party”), incurs any loss, liability, cost, claim, damages, expense (including but not limited to legal costs and expenses) or demand (or actions in respect thereof) (a “Loss”) which arises out of, in relation to or in connection with (i) any breach or alleged breach by the Issuer of any of the representations, warranties, undertakings and agreements contained in, or deemed to be made pursuant to, this Agreement; (ii) any untrue (or allegedly untrue) statement in the Offering Circulars or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) other than in the case of gross negligence or wilful misconduct of any Joint Bookrunner, the services rendered or duties performed by the Joint Bookrunners under this Agreement, the Issuer shall indemnify that Joint Bookrunner on demand for such Loss and all costs, charges and expenses which it or such Relevant Parties may pay or incur in connection with investigating, disputing, defending or preparing to defend any such action or claim as such costs, charges and expenses are incurred. This undertaking to make payment will be in addition to any liability that the Issuer may otherwise have.

No Joint Bookrunner shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 6.

6.2	Actions against Parties; Notification

Promptly after receipt by a Relevant Party of notice of the commencement of any action, such Relevant Party will, if a claim in respect thereof is to be made against the Issuer under this Clause 6 hereafter, notify the Issuer of the commencement thereof; but the failure to notify the Issuer shall not relieve the Issuer from any liability that it may have under this Clause 6 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the Issuer shall not relieve it from any liability that it may have to a Relevant Party otherwise than under this Clause 6. In case any such action is brought against any Relevant Party and it notifies the Issuer of the commencement thereof, the Issuer will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such Relevant Party (who shall not, except with the consent of the Relevant Party, be counsel to the Issuer), and after notice from the Issuer to such Relevant Party of its election so to assume the defense thereof, the Issuer will not be liable to such Relevant Party under this Clause 6, as the case may be, for any legal or other expenses subsequently incurred by such Relevant Party in connection with the defense thereof other than reasonable costs of investigation.

6.3	Settlement

The Issuer shall not, without the prior written consent of the Joint Bookrunners, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought hereunder (whether or not any Relevant Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Relevant Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Relevant Party.

6.4	Rights of Relevant Parties

Each Relevant Party (other than the Joint Bookrunners) shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Issuer under Clause 6.1, Clause 6.2 and Clause 6.3. Save as provided in this Clause 6.4, Relevant Parties (other than the Joint Bookrunners) will not be entitled directly to enforce their rights against the Issuer under this Agreement, under the Contracts (Rights of Third Parties) Act 1999 or otherwise. The Joint Bookrunners and the Issuer may agree to terminate this Agreement or vary any of its terms without the consent of any such Relevant Party.

7.	FEES AND EXPENSES

7.1	Commission

In respect of the Bonds, the Issuer shall, on the Closing Date, pay to each Joint Bookrunner the commission as set forth opposite its name in Schedule 2 (Subscription Amounts) in accordance with the Fees and Expenses Letter. Such commission shall be deducted from the Issue Price of the Bonds.

7.2	Issuer’s costs and expenses

The Issuer shall pay:

7.2.1	Professional advisers

The fees and expenses of the legal, accountancy and other professional advisers instructed by the Issuer in connection with the creation and issue of the Bonds and the preparation of the Preliminary Offering Circular and the Final Offering Circular and any amendments or supplements thereto; provided, however, that if the issue and offering of the Bonds is consummated, the Joint Bookrunners shall be responsible for all legal fees and expenses incurred in respect of the Joint Bookrunners’ legal advisers.

7.2.2	Legal documentation

The costs incurred in connection with the preparation and execution of this Agreement and the Issue Documents; provided, however, that if the issue and offering of the Bonds is consummated, the Joint Bookrunners shall be responsible for all legal fees and expenses incurred in respect of the Joint Bookrunners’ legal advisers.

7.2.3	Printing

The cost of setting, proofing, printing and delivering the Preliminary Offering Circular and the Final Offering Circular and any amendments or supplements thereto and the Bonds.

7.2.4	Trustee and Agents

The fees and expenses of the other parties to the Issue Documents and their respective legal counsels (if any); provided, however, that if the issue and offering of the Bonds is consummated, the Joint Bookrunners shall be responsible for all legal fees and expenses incurred in respect of the Joint Bookrunners’ legal advisers.

7.2.5	Advertising

The cost of any advertising agreed between the Issuer and the Joint Bookrunners.

7.2.6	Listing

The costs incurred in connection with the application for the Bonds to be listed on the SGX-ST.

7.2.7	Marketing and Roadshow Materials

The costs and expenses of any Marketing and Roadshow Materials and the costs and expenses of the Joint Bookrunners incurred in connection with the Investor Roadshows.

If any Joint Bookrunner incurs any of such fees, costs and expenses on behalf of the Issuer, the Issuer shall on demand reimburse such Joint Bookrunner for the same. Any amount due to the Joint Bookrunners under this sub-clause may be deducted from the Issue Price.

7.3	Joint Bookrunners’ expenses

In addition, the Issuer shall reimburse the Joint Bookrunners for fees and expenses in accordance with the Fees and Expenses Letter. Any amount due to the Joint Bookrunners under this sub-clause may be deducted from the Issue Price.

7.4	Taxes

All payments made by the Issuer under this Agreement shall be made free and clear of withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands, Singapore, Hong Kong or Macau or any other relevant jurisdiction or any political subdivision thereof or any authority therein or thereof having power to tax, unless required by law. In the event that such deduction or withholding is required by law, the Issuer shall pay such additional amounts as will result in receipt by the Joint Bookrunners after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required; provided that the Issuer shall not be required to pay such additional amounts for taxes, duties, assessments or governmental charges that would not have been imposed but for the applicable Joint Bookrunner being resident or otherwise subject to tax in the applicable jurisdiction (other than where the Joint Bookrunner is resident or otherwise subject to tax in such jurisdiction solely from the transactions undertaken pursuant to this Agreement).

7.5	Stamp duties

The Issuer shall pay all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Bonds and the execution of this Agreement and the Issue Documents, and the Issuer shall indemnify the Joint Bookrunners against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.	CLOSING

8.1	CMU accounts

Each Joint Bookrunner shall, on or before the second business day preceding the Closing Date, notify the Billing and Delivery Agent of the CMU Main Account to which the Bonds to be subscribed by such Joint Bookrunner should be credited.

8.2	Global Bond and net issue proceeds

Subject to Clause 8.4 (Conditions precedent), the closing of the issue of the Bonds shall take place on the Closing Date. The Issuer shall, by 10:00 a.m. (Hong Kong time) (or such other time as may be agreed between the Joint Bookrunners and the Issuer) on the business day prior to the Closing Date, procure the delivery of the Global Bond, duly executed on behalf of the Issuer in the manner contemplated by, and authenticated in accordance with, the Agency Agreement to the CMU Lodging Agent.

8.2.1	Lodgement of Global Bond

Against payment of the net issue proceeds, as set out in Clause 8.2.2 (Payment of net issue proceeds), the CMU Lodging Agent shall lodge the Global Bond with the sub-custodian of the CMU.

8.2.2	Payment of net issue proceeds

Deutsche Bank, on behalf of the Joint Bookrunners, will pay or cause to be paid to the Issuer the net subscription moneys for the Bond (being the aggregate amount payable for the Bonds subscribed under this Agreement calculated at the Issue Price of the Bonds less the commission payable to the Joint Bookrunners as referred to in Clause 7.1 (Commission) and any fees, costs and expenses incurred by the Joint Bookrunners referred to in Clause 7.2 (Issuer’s costs and expenses) and 7.3 (Joint Bookrunners’ expenses) for which the Joint Bookrunners are entitled to be reimbursed hereunder) into the account notified by the Issuer (not less than three business days prior to the Closing Date) by 3:00 p.m. (Hong Kong time) on the Closing Date, or such other time and/or date as the Issuer and the Joint Bookrunners may agree.

8.3	Postponed closing

The Issuer and the Joint Bookrunners may agree to postpone the Closing Date to another date not later than May 16, 2011, whereupon all references herein to the Closing Date shall be construed as being to that later date.

8.4	Conditions precedent

The Joint Bookrunners shall only be under obligation to subscribe and pay for the Bonds if:

8.4.1	Closing Documents: The Joint Bookrunners receive on (or, in the case of the evidence referred to in sub-paragraph 8.4.4 and 8.4.5, on or before) the Closing Date:

(a)	Legal opinions: legal opinions dated the Closing Date and addressed to the Joint Bookrunners from (A) Debevoise & Plimpton LLP, legal advisers to the Issuer as to the laws of England, (B) Manuela António Law Office, legal advisers to the Issuer as to the laws of Macau, (C) Walkers, legal advisers to the Issuer as to the laws of the Cayman Islands, and (D) Skadden, Arps, Slate, Meagher & Flom (UK) LLP, legal advisers to the Joint Bookrunners as to the laws of England, in each case in a form acceptable to the Joint Bookrunners;

(b)	Closing certificate: a closing certificate dated the Closing Date, addressed to the Joint Bookrunners and signed by one director or duly authorised signatory on behalf of the Issuer, substantially in the form set out in Schedule 4 (Issuer’s Closing Certificate);

(c)	Comfort letters: comfort letters dated the date of this Agreement and the Closing Date and addressed to the Joint Bookrunners from Deloitte Touch Tohmatsu, certified public accountants, in a form acceptable to the Joint Bookrunners;

(d)	Authorisation: a copy, certified by a duly authorised signatory of the Issuer of:

(i)	the memorandum and articles of association of the Issuer; and

(ii)	the resolution(s) of the board of directors of the Issuer authorising the execution of this Agreement and the Issue Documents, the issue of the Bonds and the entry into and performance of the transactions contemplated hereby and thereby;

(e)	CMU authorisation: an authorisation from the Issuer to the CMU Lodging Agent to lodge the Global Bond with a sub-custodian of the CMU on its behalf;

(f)	Process Agent acceptance: a copy of the Process Agent’s written acceptance of its appointment as set out in Clause 13.5 of this Agreement; and

(g)	Other Documents: the execution and delivery (as the case may be) of any other certificates or documents as the Joint Bookrunners may reasonably request as a result of circumstances arising after the date of this Agreement in form and substance satisfactory to the Joint Bookrunners;

8.4.2	Issue documentation: the Issue Documents are executed on or before the Closing Date by or on behalf of all parties thereto;

8.4.3	No material adverse change: since the date of this Agreement up to and including the Closing Date, (i) in the opinion of the Joint Bookrunners, there shall not have occurred any event or development, and no information shall have become known, that individually or in the aggregate would have a Material Adverse Effect, and (ii) there shall not have occurred any downgrading, nor shall any notice have been of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Issuer of any of its Subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act;

8.4.4	Accuracy of representations: the representations and warranties by the Issuer in this Agreement are true and correct on the date of this Agreement, and on the Closing Date with reference to the facts and circumstances then subsisting;

8.4.5	Performance of obligations: the Issuer has performed all of its obligations under this Agreement to be performed on or before the Closing Date; and

8.4.6	Listing: the Joint Bookrunners receive confirmation on or before the Closing Date that the Bonds have been approved in principle for listing on the SGX-ST.

The Joint Bookrunners may in their sole discretion and by notice to the Issuer waive satisfaction of any of the conditions set out in this Clause 8.4 or of any part of them.

9.	TERMINATION

9.1	Joint Bookrunners’ right to terminate

Notwithstanding anything contained in this Agreement, the Joint Bookrunners may by notice to the Issuer terminate this Agreement at any time before the time on the Closing Date when payment would otherwise be due under this Agreement to the Issuer in respect of the Bonds if, in the opinion of the Joint Bookrunners:

9.1.1	Failure of condition precedent

Any of the conditions in Clause 8.4 (Conditions precedent) is not satisfied or waived by the Joint Bookrunners on the Closing Date;

9.1.2	Force majeure

Since the date of this Agreement there has been such a change or any development involving prospective changes, whether or not foreseeable at the date of this Agreement, in national or international financial, political or economic conditions or currency exchange rates or exchange controls, including but not limited to any non-transferability, inconvertibility or illiquidity with respect to the RMB, as would in its view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market;

9.1.3	Moratorium on banking activities

If there shall have occurred a general moratorium on, or disruption in, commercial banking activities, securities settlement or clearance services in the United Kingdom, the United States, Hong Kong, Macau, the PRC, Singapore or any member of the European Union or by any United Kingdom, United States, Hong Kong, Macau, PRC or Singapore authorities or any authorities of a member of the European Union which would be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market;

9.1.4	Suspension of trading

Trading in any securities of the Issuer has been suspended or materially limited by an exchange on which such securities are listed or admitted to trading (for reasons other than the announcement of the Bonds) or on any other exchange or over-the- counter market, or trading generally on the New York Stock Exchange, the NASDAQ, the London Stock Exchange, the SGX-ST or The Stock Exchange of Hong Kong Limited shall have been suspended or limited or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by any of said exchanges or by such system or by order of any governmental authority, or a material disruption has occurred in the securities settlement or clearance services on any such exchange;

9.1.5	Exchange Rate

There is a material change in the exchange rate between the U.S. dollar and the RMB on or after the date of this Agreement;

9.1.6	Creditor Demands

Any creditor of the Issuer or any of its Subsidiaries makes a demand for repayment or payment of any indebtedness of the Issuer or any of its Subsidiaries in respect of which the Issuer or the relevant Subsidiary is liable prior to its stated maturity, which demand has or reasonably could be expected to have a Material Adverse Effect; or

9.1.7	Hostilities; Acts of God

Since the date of this Agreement, there shall have occurred any event or series of events (including, but not limited to, the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would likely prejudice materially the success of the offering or distribution of the Bonds.

9.2	Consequences

Upon the giving of a termination notice under Clause 9.1 (Joint Bookrunners’ right to terminate) and subject to Clause 9.3 (Saving), this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the parties shall remain liable for the payment of certain costs and expenses as specified in the Fees and Expenses Letter and the respective obligations of the parties under Clauses 6 (Indemnity), 9.2 (Consequences), 10 (Survival), 12 (Notices), 13 (Law and Jurisdiction) and 14 (Contract (Rights of Third Parties) Act 1999) which would have continued had the arrangements for the issue of the Bonds been completed shall continue.

9.3	Saving

A discharge pursuant to Clause 9.2 (Consequences) shall not affect the other obligations of the parties to this Agreement and shall be without prejudice to accrued liabilities.

10.	SURVIVAL

The representations, warranties, agreements, undertakings and indemnities herein shall continue in full force and effect notwithstanding completion of the arrangements for the subscription and issue of the Bonds, any investigation made by or on behalf of the Joint Bookrunners’ or any controlling person or any of its representatives, directors, officers, agents or employees or any of them or the termination of this Agreement pursuant to Clause 9.

11.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

12.	NOTICES

12.1	Addresses for notices

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

12.1.1	Issuer

If to the Issuer, to it at:

36th Floor

The Centrium

60 Wyndham Street

Central, Hong Kong

Fax:           +852 2230 9438

Attention: Chief Legal Officer

with a copy to:

Debevoise & Plimpton LLP

13/F Entertainment Building

30 Queen’s Road Central

Hong Kong

Fax:           +852 2810 9828

Attention: Thomas M. Britt, III

12.1.2	Joint Bookrunners

If to Deutsche Bank, to it at:

Deutsche Bank AG, Hong Kong Branch

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Fax:            +852 2203 7273

Attention:   DCM/G3

If to Citi, to it at:

Citicorp International Limited

50/F Citibank Tower

Citibank Plaza

3 Garden Road

Central, Hong Kong

Fax:            +852 2501 2844

Attention:   Debt Capital Markets, Hong Kong

If to BofAML, to it at:

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Fax:            +44 (0) 20 7995 2968

Attention:   Syndicate Desk

with simultaneous copy to:

Merrill Lynch Far East Limited

15/F, Citibank Tower

3 Garden Road

Hong Kong

Fax:            +852 2536 3619

Attention:   Transaction Management Group

If to RBS, to it at:

The Royal Bank of Scotland plc

38/F Cheung Kong Centre

2 Queen’s Road Central

Hong Kong

Fax:            +852 3961 3149

Attention:   Desk Capital Markets

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Fax:            +852 3740 4727

Attention:   Jonathan B. Stone

12.2	Effectiveness

Every notice or other communication sent in accordance with Clause 12.1 (Addresses for notices) shall be effective upon receipt by the addressee; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

13.	LAW AND JURISDICTION

13.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

13.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or the consequences of its nullity.

13.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4	Rights of the Joint Bookrunners to take proceedings outside England

Clause 13.2 (English courts) is for the benefit of the Joint Bookrunners only. As a result, nothing in this Clause 13 (Law and Jurisdiction) prevents the Joint Bookrunners from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Joint Bookrunners may take concurrent Proceedings in any number of jurisdictions.

13.5	Process Agent

The Issuer hereby appoints Law Debenture Corporate Services Limited (the “Process Agent”) at its registered office for the time being in England, to accept service of any Proceedings on its behalf. Service upon the Process Agent shall be deemed valid service upon the Issuer whether or not the process is forwarded to or received by the Issuer. The Issuer shall inform the Joint Bookrunners in writing of any change in the Process Agent’s address, as set out in its acceptance of appointment, within 20 days of such change. If for any reason the Process Agent shall cease to be able to act as agent for service of process or to have an address in England, the Issuer shall forthwith appoint a new agent for service of process in England and deliver to the Joint Bookrunners a copy of the new agent’s written acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

13.6	Immunity

The Issuer hereby irrevocably and unconditionally waives with respect to this Agreement any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably and unconditionally consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

14.	CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

Save as provided in Clause 6.4 above, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.	ENTIRE AGREEMENT

This Agreement (including the Fees and Expenses Letter which is deemed to form a part of this Agreement) constitutes the whole and only agreement between the parties relating to the subscription of the Bonds; provided, however, nothing herein shall affect any party’s liability for fraudulent misrepresentation.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE 1

Representations and Warranties by the Issuer

The Issuer represents and warrants to, and agrees with, the Joint Bookrunners that:

(1)	Preliminary Offering Circular and Final Offering Circular. (i) Each of the Preliminary Offering Circular (at the date of its publication) and the Final Offering Circular contains all material information with respect to the Issuer, the Group and the Bonds which an investor would reasonably require to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer, the Group and of the rights attaching to the Bonds, (ii) the Preliminary Offering Circular, at the date of its publication did not, the Final Offering Circular, at the date of this Agreement, does not and, if amended or supplemented, at the date of any such amendment or supplement, and the Marketing and Roadshow Materials, as of the date of its distribution or circulation did not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the statements of fact contained in (A) the Final Offering Circular relating to the Issuer, the Group and the Bonds are, (B) the Preliminary Offering Circular, at the date of its publication were, (C) any supplement to the Offering Circulars, at the date of its publication will be, and (D) any other material used with the consent of the Issuer in connection with the offering and sale of the Bonds, including the Marketing and Roadshow Materials, at the date of publication of such material, were in every material respect true and accurate and not misleading and there are no other facts in relation to the Issuer, the Group and the Bonds the omission of which would in the context of the issue of the Bonds make any statement in the Final Offering Circular and/or the Preliminary Offering Circular misleading in any material respect, (iv) the statements of intention, opinion, belief or expectation contained in (A) the Final Offering Circular are, (B) the Preliminary Offering Circular, at the date of its publication were, and, (C) any supplement to the Offering Circulars, at the date of its publication will be, honestly and reasonably made and truly held and (v) all reasonable enquiries have been and will be made to ascertain such facts and to verify the accuracy of all such statements;

(2)	Existence. The Issuer is an exempted company with limited liability and duly incorporated and existing and in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in each of the Offering Circulars and to enter into, execute and perform its obligations under this Agreement, the Issue Documents and the Bonds and is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, and is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction;

(3)	Subsidiaries. The Issuer has no “significant subsidiary” (as defined under Rule 405 of the Securities Act) other than those listed on Exhibit 8.1 to the Issuer’s annual report on Form 20-F for the year ended 31 December 2010. Each Subsidiary of the Issuer has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in each of Offering Circulars; and each Subsidiary of the Issuer is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; all of the issued and outstanding capital stock of each Subsidiary of the Issuer has been duly authorised and validly issued and is fully paid and non-assessable; and the capital stock of each Subsidiary owned by the Issuer, directly or through Subsidiaries, is owned free from liens, encumbrances and defects (other than such liens as have been granted pursuant to the Senior Secured Term Loan and Revolving Credit Facilities Agreement). The statements and the diagrams set forth in each of the Offering Circulars under the section “Corporate Structure and Certain Financing Arrangements,” insofar as they purport to describe the ownership interests of the Issuer and its Subsidiaries are accurate and fair in all material respects.

(4)	Share Capital. The authorised, issued and outstanding capitalisation of the Issuer is as set forth in each of the Offering Circulars in the column entitled “Actual” under the caption “Capitalisation”; all outstanding shares of capital stock of the Issuer have been duly authorised; and the stockholders of the Issuer have no preemptive rights with respect to the capital stock of the Issuer (other than with respect to the capital stock of the Issuer held by Melco Leisure and Entertainment Company Limited and Crown Asia Investments Pty. Ltd.);

(5)	Authorisation of this Agreement. The Issuer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorised, executed and delivered by the Issuer and (assuming the due authorisation, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(6)	Bond Obligations. The Bonds constitute direct, general, unconditional, unsubordinated and unsecured obligations of the Issuer which will at all times rank pari passu without any preference or priority among themselves and at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

(7)	Authorisation of the Bonds. The Bonds have been duly authorised and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated, issued and delivered in the manner provided for in the Trust Deed and delivered against payment of the Issue Price therefor as provided in this Agreement, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Issue Documents, will be consistent with the information in each of Offering Circulars and conform to the description thereof contained in each of the Offering Circulars;

(8)	Authorisation of the Issue Documents. Each of the Issue Documents has been duly authorised by the Issuer, and, when executed and delivered by the Issuer (assuming the due authorisation, execution and delivery by the other parties thereto), will constitute a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(9)	Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, the Issue Documents and the Bonds and the consummation of the transactions contemplated herein and therein, the issuance and sale of the Bonds and the application of the proceeds from the sale of the Bonds, as described in each of the Offering Circulars under the caption “Use of Proceeds”, and compliance by the Issuer with its obligations hereunder, do not and will not result in (A) a violation of the respective constitutional documents of the Issuer or any other member of the Group, (B) a violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any other member of the Group or any of their properties, or (C) a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any other member of the Group pursuant to, the constitutional documents of the Issuer or any other member of the Group, any statute, rule, regulation or order of any governmental agency or body or any court, arbitrator or other authority, domestic or foreign, having jurisdiction over the Issuer or any other member of the Group or any of their properties, or any agreement or instrument to which the Issuer or any other member of the Group is a party or by which the Issuer or any other member of the Group is bound or to which any of the properties of the Issuer or any other member of the Group is subject; except in the case of (C) above, where any such violation, contravention or default would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuer or any other member of the Group, or that would prevent the satisfaction of, or defeat any condition to drawdown or other requirement under any Material Contract related to indebtedness or otherwise adversely affect the availability to the Issuer or any other member of the Group of financing contemplated thereby;

(10)	Absence of Further Requirements. No consent, approval, or order of, clearance by, or filing or registration with, any person (including any governmental agency or body or any court or any stock exchange) is required to be obtained or made by the Issuer or any of its Subsidiaries for the consummation by the Issuer of the transactions contemplated by this Agreement, the Issue Documents, the Bonds, and the Offering Circulars except (A) such as may be required under the blue sky or similar laws of any jurisdiction in connection with the purchase and distribution of the Bonds by the Joint Bookrunners in the manner contemplated in this Agreement, the Issue Documents, the Bonds, and the Offering Circulars and (B) such as may be required by the SGX-ST in connection with its granting approval in-principle for the listing and quotation of the Bonds when such approval is obtained. No governmental authorisation is required to effect payments of principal, premium, if any, and interest on the Bonds;

(11)	Compliance. Neither the Issuer nor any of its Subsidiaries is (A) in violation of its respective constitutional documents, (B) in default of the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed or trust, loan or credit agreement, note, license, lease or other agreement or instrument, including, without limitation, each Material Contract to which the Issuer or any of its Subsidiaries is a party or by which it may be bound, or to which any of the properties or assets of the Issuer or any of its Subsidiaries may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default) or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or such Subsidiary or any of its properties, as applicable, except, in the case of (B) and (C) only, any defaults or violations which, individually and collectively, would not have a Material Adverse Effect;

(12)	Title to Property. Except as disclosed in each of the Offering Circulars, the Issuer and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them as are necessary to the conduct of their business in the manner described in each of the Offering Circulars, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof (other than such liens, charges and encumbrances as have been granted pursuant to the Senior Secured Term Loan and Revolving Credit Facilities Agreement) or materially interfere with the use made or to be made thereof by them and the Issuer and the other members of the Group hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, encumbrances, charges, defects, claims, options or restrictions which, individually or in the aggregate, would not have a Material Adverse Effect;

(13)	Authorisation of Material Contracts. There are no contracts that are material to the operation of its business other than the Material Contracts, and each Material Contract has been duly authorised, executed and delivered by the Issuer or any of its Subsidiaries and assuming due authorisation, execution and delivery by the other parties thereto and constitutes a legal, valid and binding agreement of such parties, enforceable against the Issuer and its Subsidiaries, as the case may be, in accordance with its terms, in each case, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity;

(14)	Absence of Other Material Contracts or Documents. There is no franchise, contract or other document of a character required to be described in the Offering Circulars which is not described as required (and the Preliminary Offering Circular contains in all material respects the same description of the foregoing matters contained in the Final Offering Memorandum);

(15)	Licenses. The Issuer and its Subsidiaries possess, and are in compliance with the terms of, all adequate licenses, certificates, authorisations, franchises and permits (collectively, “Licenses”) issued by appropriate governmental agencies or bodies necessary or material to the conduct of the business now operated by them or proposed in each of the Offering Circulars to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Issuer or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, MC Gaming holds a valid and subsisting Gaming License which is and remains in full force and effect and which validly authorises MC Gaming to carry on the gaming business as is and is proposed to be conducted by it and on the terms and conditions, in each case as described in each of the Offering Circulars, and no notice of any proceeding or claim or action for the invalidation, revocation, cancellation or imposition of any further condition or requirement of or in connection with the Gaming License has occurred or is threatened;

(16)	Absence of Labour Dispute. No labour dispute with the employees of the Issuer or any other member of the Group exists or, to the knowledge of the Issuer or any of its Subsidiaries is imminent, and neither the Issuer nor any other member of the Group is aware of any existing or imminent labour disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that, in any such case, would have a Material Adverse Effect;

(17)	Possession of Intellectual Property. Except as disclosed in each of the Offering Circulars, the Issuer and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated or proposed to be operated by them or presently employed or proposed to be employed by them, and if such business is described in the Offering Circulars, as described in the Offering Circulars. Neither the Issuer nor any of its Subsidiaries have received any notice or communication of infringement of or conflict with asserted rights of others with respect to any intellectual property rights of others that, if determined adversely to the Issuer or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect;

(18)	Environmental Laws. Neither the Issuer nor any other member of the Group is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or relating to the safety of employees in the workplace (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and neither the Issuer nor any other member of the Group is aware of any pending investigation which might lead to such a claim;

(19)	Insurance. The Issuer and its Subsidiaries maintain insurance in such amounts and covering such risks as the Issuer reasonably considers adequate for the conduct of its business and as is customary for companies engaged in similar businesses in similar industries and in similar locations, all of which insurance is in full force and effect. There are no material claims by the Issuer or any other member of the Group under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Issuer has no reason to believe that it will not be able to renew its existing insurance as and when such coverage expires or will not be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that would not have a Material Adverse Effect;

(20)	Offering Circulars. The statements set forth in each of the Offering Circulars (i) under the sections headed “Summary,” “Use of Proceeds,” “Capitalisation,” “Terms and Conditions of the Bonds,” “Description of Material Indebtedness,” and “Principal Shareholders,” insofar as they purport to constitute a summary of the terms of the Bonds, and (ii) under the sections headed “Management,” “Risk Factors,” “Business,” “Plan of Distribution,” “Summary,” “Capitalization,” “Regulation,” “Taxation” and “Enforcement of Civil Liabilities,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects. The Issue Documents will conform in all material respects to the respective statements relating thereto contained in the Offering Circulars;

(21)	Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Offering Circulars are based on or derived from sources that the Issuer believes to be reliable and accurate;

(22)	Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in each of the Offering Circulars, the Issuer, its Subsidiaries and the Issuer’s board of directors (the “Board”) are in compliance with applicable requirements of Sarbanes- Oxley. The Issuer maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC thereunder (“Sarbanes-Oxley”), the Securities Act and the rules and regulations promulgated by the SEC thereunder, and the Exchange Act, and the rules and regulations promulgated by the SEC thereunder (together, the “Securities Laws”) and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorisations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles applied on a consistent basis in the United States of America (“U.S. GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorisation, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with the rules of the NASDAQ Global Select Market (“NASDAQ”). The Issuer has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days from the date hereof the Issuer does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, material adverse change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any like matter which, if determined adversely, would have a Material Adverse Effect;

(23)	Absence of Accounting Issues. A member of the Board has confirmed to the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer of the Issuer that the Board is not reviewing or investigating, and neither the Issuer’s independent auditors nor its internal auditors have recommended that the Board review or investigate, (i) adding to, deleting, changing the application of, or changing the Issuer’s disclosure with respect to any of the Issuer’s material accounting policies; (ii) any matter which could result in a restatement of the Issuer’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event;

(24)	Auditors. Deloitte Touche Tohmatsu, who certified the financial statements and the supporting schedules included in the Offering Circulars, are independent public accountants;

(25)	Financial Statements. The consolidated financial statements of the Group, together with the applicable related notes, included in each of the Offering Circulars present fairly the consolidated financial position of the Group at the dates indicated and their consolidated statement of operations, stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements of the Group have been prepared in conformity with U.S. GAAP throughout the periods involved. The selected financial data and the summary financial information included in each of the Offering Circulars present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Circulars and the other financial information included in the Offering Circulars has been derived from the accounting records of the Group and presents fairly the information shown thereby;

(26)	No Material Adverse Change in Business. Except as disclosed in each of the Offering Circulars, since the date of the period covered by the latest audited financial statements included in the Offering Circulars, neither the Issuer nor any of its Subsidiaries has (i) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (ii) received notice of any cancellation, termination, breach, violation or revocation of, or imposition or inclusion of additional conditions or requirements with respect to, MC Gaming’s Gaming License, or received notice of any cancellation, termination, breach, violation or revocation of any Material Contract, or of any Debt Repayment Triggering Event, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Group taken as a whole, (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, or (v) sustained any material loss or interference with its business from fire, explosion or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree, and since the respective dates as of which information is given in each of the Offering Circulars, there has been no change, nor any development or event that would have a Material Adverse Effect. Except as disclosed in or contemplated by each of the Offering Circulars, there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its capital stock and there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Issuer and its Subsidiaries;

(27)	Management’s Discussion and Analysis of Financial Condition and Results of Operations. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in each of the Offering Circulars accurately and fully describes (A) accounting policies which the Issuer believes are the most important in the portrayal of the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and which require management’s most difficult, subjective or complex judgments (“critical accounting policies”); (B) judgments and uncertainties affecting the application of critical accounting policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. The Issuer’s Board and senior management have reviewed and agreed with the selection, application and disclosure of critical accounting policies. The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Offering Circulars accurately and fully describes (A) all material trends, demands, commitments, events, uncertainties and risks that the Issuer believes would materially affect liquidity and are reasonably likely to occur; and (B) all off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Group. Except as otherwise disclosed in the Preliminary Offering Circular, there are no outstanding guarantees or other contingent obligations of the Issuer or any Subsidiary that would have a Material Adverse Effect;

(28)	Forward-Looking Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in the Offering Circulars has been made or reaffirmed by the Issuer with a reasonable basis, in good faith and based on sound and reasonable assumptions;

(29)	Accounting Controls. The Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorisations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorisation, and (iv) and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(30)	Undisclosed Liabilities. There are (i) no liabilities of the Issuer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and (ii) no existing situations or set of circumstances that would reasonably be expected to result in such a liability, other than (x) liabilities set forth in each of the Offering Circulars, or (y) other undisclosed liabilities which would not, individually or in the aggregate, have a Material Adverse Effect;

(31)	Filing of Tax Returns. Each of the Issuer and its Subsidiaries has filed on a timely basis all necessary tax returns, reports and filings (except in any case in which the failure to file on a timely basis would not have a Material Adverse Effect), and all such returns, reports or filings are true, correct and complete in all material aspects, and are not the subject of any disputes with revenue or other authorities and to the Issuer’s knowledge there are no circumstances giving rise to, or which could give rise to, such disputes. None of the Issuer or its Subsidiaries is delinquent in the payment of any taxes due thereunder or has any knowledge of any tax deficiency which might be assessed against any of them, which delinquency or assessment would have a Material Adverse Effect;

(32)	Litigation. Except as described in each of the Offering Circulars, there are no pending actions, suits or proceedings (including any arbitral proceedings and any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Issuer, any other member of the Group or any of their respective properties that, if determined adversely to the Issuer or any other member of the Group, would individually or in the aggregate have a Material Adverse Effect, or would materially or adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Issue Documents or the Bonds, or which are otherwise material in the context of the sale of the Bonds; and to the Issuer’s and each other member of the Group’s best knowledge, no such actions, suits or proceedings (including any arbitral proceedings and any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated;

(33)	No Prohibition on Subsidiaries from Paying Dividends or Making Other Distributions. Except as described in each of the Offering Circulars, no Subsidiary of the Issuer is currently prohibited, directly or indirectly, (i) from paying any dividends to the Issuer, (ii) from making any other distribution on such Subsidiary’s capital stock, (iii) from repaying to the Issuer any loans or advances to such Subsidiary from the Issuer or (iv) from transferring any of such Subsidiary’s property or assets to the Issuer or any other Subsidiary of the Issuer; provided that in the case of clause (iv) only, it is acknowledged that the transfer of gaming assets by MC Gaming and of casinos and/or gaming areas will be subject to the compliance of the Gaming License and related requirements under Macau law;

(34)	No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Issuer or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers, suppliers or other affiliates of the Issuer or any of its Subsidiaries, on the other hand, that is required to be described in the Offering Circulars that is not so described;

(35)	Solvency. Immediately after the Closing, the Issuer and each member of the Group will be Solvent. No proceedings have been commenced nor have resolutions been passed or petitions presented for purposes of, and no judgment has been rendered for, the liquidation, bankruptcy, winding-up, administration or analogous event of the Issuer or any other member of the Group;

(36)	Compliance with Certain Laws and Regulations. None of the Issuer, any of its Subsidiaries or any director, officer, agent, employee or other person has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. Each of the Issuer, its Subsidiaries, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, and will not violate and the Issuer operates and will continue to operate its business in compliance with all applicable: (a) anti-bribery laws, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organisation, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organisation continues to concur, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) Sanctions;

(37)	Sanctions. None of the issue and sale of the Bonds, the execution, delivery and performance of this Agreement or the Issue Documents, the use of proceeds from the offering, or the consummation of any other transaction contemplated hereby or the fulfilment of the terms hereof, or the provision of services to or facilitation of any of the foregoing will result in a violation by the Issuer or any other member of the Group of any Sanctions;

(38)	Choice of Law. The agreement of the Issuer to the choice of law provisions set forth in Clause 13 of this Agreement will be recognised by the courts of the Cayman Islands and Macau and are legal, valid and binding; the Issuer can sue and be sued in its own name under the laws of the Cayman Islands and Macau; the irrevocable submission by the Issuer to the jurisdiction of the courts of England and the appointment of Law Debenture Corporate Services Limited, as its authorised agent for the purpose described in Clause 13 of this Agreement is legal, valid and binding; service of process effected in the manner set forth in Clause 13 of this Agreement will be effective to confer valid personal jurisdiction over the Issuer; and, except as disclosed in each of the Offering Circulars, a judgment obtained in an English court arising out of or in relation to the obligations of the Issuer under this Agreement would be enforceable against the Issuer in the courts of the Cayman Islands and Macau, in each case, without further review of the merits;

(39)	Sovereign Immunity. None of the Issuer or any of its Subsidiaries or any of their respective properties has any sovereign immunity from jurisdiction or suit of any court or from set-off or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Macau;

(40)	Taxes. No taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Joint Bookrunners to the governments of the Cayman Islands or Macau or, in each case, any political subdivision or taxing authority thereof or therein in connection with (A) the execution and delivery of this Agreement, the Issue Documents or the Bonds, (B) the creation, issue or delivery of the Bonds pursuant hereto, (C) the consummation of the transactions contemplated by this Agreement or (D) except as disclosed in each of the Offering Circulars under the heading “Taxation,” the resale and delivery of such Bonds by the Joint Bookrunners in the manner contemplated in the Offering Circulars;

(41)	Payments without Withholding. Except as described in each of the Offering Circulars, all payments on the Bonds will be made by the Issuer without withholding or deduction for or on account of any and all taxes, duties or other charges or whatsoever nature (including, without limitation, income taxes) imposed by the Cayman Islands or Macau, or, in each case, any political subdivision or taxing authority thereof or therein;

(42)	Listing of the Bonds. As of the Closing Date, the Issuer has obtained approval for the Bonds to be listed on the SGX-ST;

(43)	No Registration Required. Subject to compliance by the Joint Bookrunners with the representations and warranties and procedures set forth in Schedule 3 (Selling Restrictions), it is not necessary in connection with the offer, sale and delivery of the Bonds to the Joint Bookrunners and to any subsequent purchaser of the Bonds from the Joint Bookrunners in the manner contemplated by this Agreement and the Offering Circulars to register the Bonds under the Securities Act;

(44)	Similar Offerings. None of the Issuer, any of its Subsidiaries or any of their respective Affiliates or any other person acting on their behalf, has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any U.S. person (as defined in Regulation S), any security which is or would be integrated with the sale of the Bonds in a manner that would require the Bonds to be registered under the Securities Act;

(45)	No Directed Selling Efforts. None of the Issuer or any other member of the Group, their respective Affiliates or any person acting on its or their behalf (other than the Joint Bookrunners, as to whom neither the Issuer nor any other member of the Group makes any representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S, and each of the Issuer, the other members of the Group and their respective Affiliates and any person acting on its or their behalf (other than the Joint Bookrunners, as to whom neither the Issuer nor any other member of the Group makes any representation) has complied with and will comply with the offering restrictions requirement of Regulation S. The sale of the Bonds pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act;

(46)	Distribution of Offering Materials. None of the Issuer or any other members of the Group or any person acting on its or their behalf (other than the Joint Bookrunners, as to which no representation is made) has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Bonds, none of them will distribute any offering material in connection with the offering and sale of the Bonds other than the Offering Circular or other materials, if any, permitted by the Securities Act and approved by the Joint Bookrunners;

(47)	Foreign Issuer. The Issuer is a “foreign issuer” within the meaning of Regulation S. The Issuer reasonably believes there is no “substantial U.S. market interest” in the “debt securities” of the Issuer as such terms are defined in Rule 902 of Regulation S;

(48)	Stabilisation Activities. None of the Issuer or any other member of the Group or the subsidiaries, their respective affiliates or any person acting on its or their behalf, has taken or will take, directly or indirectly, any action for the purpose of stabilising or manipulating the price of any security to facilitate the sale or resale of the Bonds in violation of applicable law, provided, however, that this provision shall not apply to any trading or stabilisation activities conducted by the Joint Bookrunners;

(49)	Public Announcements Relating to Stabilisation Actions. None of the Issuer or its Subsidiaries shall issue, without the prior consent of the Stabilising Manager, any press release or other public announcement referring to the proposed issue of Bonds unless the announcement adequately discloses the fact that stabilising action may take place in relation to the Bonds to be issued and the Issuer and its Subsidiaries authorise the Joint Bookrunners to make adequate public disclosure of the information required by the Market Abuse Directive (Directive 2003/6/EC) instead of the Issuer or such Subsidiary;

(50)	ERISA Compliance. (A) The Issuer, its Subsidiaries and “ERISA Affiliates” (as defined below) and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”), excluding any Foreign Plans (as defined below)) established or maintained by the Issuer, its Subsidiaries or any ERISA Affiliate are in compliance with all applicable laws, including ERISA and the Code (as defined below) except as would not have a Material Adverse Effect. “ERISA Affiliate” means, with respect to the Issuer or its Subsidiaries, any member of any group of organisations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Issuer or such Subsidiary is a member. No “reportable event” (as defined under Section 4043 of ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” subject to Title IV of ERISA established or maintained by the Issuer, its Subsidiaries or any ERISA Affiliate, except as would not, individually or in the aggregate have a Material Adverse Effect. No “employee benefit plan” subject to Title IV of ERISA established or maintained by the Issuer, its Subsidiaries or any ERISA Affiliate, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001(a)(l8) of ERISA), except as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Issuer, its Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4975 or 4980B of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” established or maintained by the Issuer or its Subsidiaries that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification;

(B) With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any current or former employee, director, officer or consultant (or any dependent or beneficiary thereof) of the Issuer or its Subsidiaries that is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) except as would not reasonably be expected to result in a material liability to the Issuer or any of its Subsidiaries, if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) except as would not reasonably be expected to result in a material liability to the Issuer or any of its Subsidiaries, if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be expected to be imposed upon the assets of the Issuer or any of its Subsidiaries by reason of such Foreign Plan;

(51)	Investment Company Act. The Issuer is not, and after application of the proceeds received by the Issuer from its sale of the Bonds will not be, an “investment company” or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

(52)	Sale Proceeds. None of the transactions contemplated by this Agreement (including without limitation, the use of the proceeds from the sale of the Bonds), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

SCHEDULE 2

Subscription Amounts

The Bonds

	Principal Amount	Commission as a percentage of the aggregate principal amount of the Bonds	Proportion of Subscription
DEUTSCHE BANK AG, HONG KONG BRANCH	RMB805,000,000	0.525%	35%
MERRILL LYNCH INTERNATIONAL	RMB805,000,000	0.525%	35%
CITICORP INTERNATIONAL LIMITED	RMB345,000,000	0.225%	15%
THE ROYAL BANK OF SCOTLAND PLC	RMB345,000,000	0.225%	15%
Total	RMB2,300,000,000	1.5%	100%

SCHEDULE 3

Selling Restrictions

1.	General

No action has been or will be taken in any jurisdiction by the Issuer or the Joint Bookrunners that would permit a public offering, or any other offering under circumstances not permitted by applicable law, of the Bonds, or possession or distribution of the Offering Circulars, any amendment or supplement thereto issued in connection with the proposed resale of the Bonds or any other offering or publicity material relating to the Bonds, in any country or jurisdiction where action for that purpose is required. Accordingly, the Bonds may not be offered or sold, directly or indirectly, and neither the Offering Circulars nor any other offering material or advertisements in connection with the Bonds may be distributed or published, by the Issuer or the Joint Bookrunners, in or from any country or jurisdiction, except in circumstances which will result in compliance with all applicable rules and regulations of any such country or jurisdiction and will not impose any obligations on the Issuer or the Joint Bookrunners. Each Joint Bookrunner undertakes to the Issuer that it will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Bonds or has in its possession or distributes such offering material, in all cases at its own expense.

2.	United States

2.1	No registration under Securities Act

The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Joint Bookrunners’ compliance with United States securities laws

Each Joint Bookrunner represents, warrants and undertakes to the Issuer that it has not offered or sold, and will not offer or sell, any Bonds constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S and, accordingly, that neither it nor any of its affiliates (including any person acting on behalf of such Joint Bookrunner or any of its affiliates) has engaged or will engage in any directed selling efforts with respect to the Bonds.

2.3	Compliance with United States Treasury regulations

Under United States Treasury Regulation §1.163 -5(c)(2)(i)(C) (the “C Rules”), Bonds in bearer form must be issued and delivered outside the United States and its possessions in connection with their original issuance by an issuer that (directly or indirectly through its agents) does not significantly engage in interstate commerce with respect to the issuance and, accordingly, each of the Issuer, on the one hand, and the Joint Bookrunners, on the other hand, represents, warrants and undertakes to the other that:

(a)	it and its affiliates have not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, Bonds in bearer form within the United States or its possessions in connection with their original issuance;

(b)	it and its affiliates have not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if any of them is within the United States or its possessions;

(c)	neither it nor any of its affiliates will otherwise involve its U.S. office (or other personnel in the United States) in the offer and sale of Bonds in bearer form; and

(d)	in the case of a Joint Bookrunner, it has not and will not enter into any written contract (other than a confirmation or other notice of the transaction) pursuant to which any other party to the contract (other than its Affiliates or another Joint Bookrunner) has offered or sold, or will offer or sell, any Bonds, except where, pursuant to the contract, the Joint Bookrunner has obtained or will obtain from that party, for the benefit of the Issuer and the other Joint Bookrunners, the representations, warranties and undertakings contained in this selling restriction.

Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder, including the C Rules.

3.	European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Joint Bookrunner has represented and agreed that it has not made and will not make an offer of Bonds which are the subject of the offering to the public in that Relevant Member State other than:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 (or 150 if the Relevant Member State has implemented the Amendment Directive (Directive 2010/73/EU)) natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Bookrunners; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Bonds shall require the Issuer or any Joint Bookrunner to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Bonds to the public” in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

4.	United Kingdom

Each Joint Bookrunner represents, warrants and undertakes that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

5.	Hong Kong

Each Joint Bookrunner represents, warrants and undertakes that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

6.	The People’s Republic of China

Each Joint Bookrunner represents, warrants and undertakes that the Bonds are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except as permitted by the securities laws of the People’s Republic of China.

7.	Singapore

Each Joint Bookrunner has acknowledged that the Final Offering Circular has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Joint Bookrunner represents, warrants and undertakes that it has not offered or sold any Bonds or caused such Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such Bonds or cause such Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Final Offering Circular or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 of the SFA, except:

(1)	to an institutional investor or to a relevant person defined in Section 275 (2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

8.	Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and, accordingly, each of the Joint Bookrunners represents, warrants and undertakes that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Bonds in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

9.	Macau

The Bonds may not be offered or sold or delivered to members of the public in Macau.

SCHEDULE 4

Issuer’s Closing Certificate

[Letterhead of the Issuer]

Deutsche Bank AG, HONG KONG BRANCH

Level 52, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Citicorp International Limited

50/F Citibank Tower

Citibank Plaza

3 Garden Road

Central, Hong Kong

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

The Royal Bank of Scotland plc

38/F Cheung Kong Centre

2 Queen’s Road Central

Hong Kong

May 9, 2011

Dear Sirs

Melco Crown Entertainment Limited

RMB2,300,000,000 3.75% Bonds due 2013 (the “Bonds”)

I, the undersigned, being a duly authorised officer of Melco Crown Entertainment Limited (the “Issuer”), refer to the subscription agreement dated April 29, 2011 (the “Subscription Agreement”) in respect of the Bonds. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 8.4 (Conditions precedent) of the Subscription Agreement, I hereby certify that:

(a)	there has, since the date of the Subscription Agreement up to and including the Closing Date, been no Material Adverse Effect;

(b)	the representations and warranties by the Issuer in the Subscription Agreement are true and correct on the date of this Certificate with reference to the facts and circumstances then subsisting; and

(c)	the Issuer has performed all of its obligations under the Subscription Agreement to be performed on or before the date hereof.

I also certify that as at May 9, 2011, the Issuer is in compliance with the Consolidated Tangible Net Worth requirement and the Maximum Leverage Ratio as set out in Condition 3(b) of the Conditions.

Yours faithfully

duly authorised

for and on behalf of

MELCO CROWN
ENTERTAINMENT LIMITED

SIGNATURES

The Issuer

MELCO CROWN ENTERTAINMENT LIMITED

By:	/s/ Geoffrey Stuart Davis
Name:	Geoffrey Stuart Davis
Title:	Chief Financial Officer

[Signature page to Subscription Agreement]

The Joint Bookrunners

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Jocelyn Court	By:	/s/ Patrick O. Tsang
Name:	Jocelyn Court	Name:	Patrick O. Tsang
Title:	Managing Director	Title:	Managing Director

CITICORP INTERNATIONAL LIMITED

By:	/s/ Elizabeth Luk
Name:	Elizabeth Luk
Title:	Director

MERRILL LYNCH INTERNATIONAL

By:	/s/ John C. Lee
Name:	John C. Lee
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Roland Hinterkoerner
Name:	Roland Hinterkoerner
Title:	Managing Director

[Signature page to Subscription Agreement]

The Joint Bookrunners

DEUTSCHE BANK AG, HONG KONG BRANCH

By:
Name:
Title:

CITICORP INTERNATIONAL LIMITED

By:	/s/ Elizabeth Luk
Name:	Elizabeth Luk
Title:	Director

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

[Signature page to Subscription Agreement]

The Joint Bookrunners

DEUTSCHE BANK AG, HONG KONG BRANCH

By:
Name:
Title:

CITICORP INTERNATIONAL LIMITED

By:
Name:
Title:

MERRILL LYNCH INTERNATIONAL

By:	/s/ John C. Lee
Name:	John C. Lee
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

[Signature page to Subscription Agreement]

The Joint Bookrunners

DEUTSCHE BANK AG, HONG KONG BRANCH

By:
Name:
Title:

CITICORP INTERNATIONAL LIMITED

By:
Name:
Title:

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Roland Hinterkoerner
Name:	Roland Hinterkoerner
Title:	Managing Director

[Signature page to Subscription Agreement]